Exhibit 99.02

SPECIAL RETIREMENT SUPPLEMENT AGREEMENT

December 20, 2004

Mr. Alan Horton

5555 Heron Point Drive, #1402

Naples, FL 34108

Dear Alan:

Per your agreement with the company, you will be paid a special retirement supplement in the amount of $500,000 (gross). As you have requested, this amount will be divided into 3 equal installments and paid over the course of the next three years as follows: January 15, 2005, January 15, 2006 and January 15, 2007.

The company has also agreed to discount the cost of your medical coverage for the term of the contract wherein you have agreed to serve as Chairman of the Scripps Howard Foundation, or until you become Medicare eligible, whichever comes first. You will pay the same monthly premium as an active employee and the cost will be deducted monthly from the supplemental payroll coordinated by Jeff Hart.

Please note your agreement with the statements included in this document by signing below and return this to my attention.

Sincerely,

Greg Ebel

Vice President

Human Resources

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